Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106352
CUSIP No. 65333FAL1

1 1/2% Convertible Senior Notes due 2008

NEXTEL PARTNERS, INC.

PROSPECTUS SUPPLEMENT DATED NOVEMBER 20, 2003
TO PROSPECTUS DATED NOVEMBER 3, 2003

        The selling security holders table on pages 25-27 of the prospectus, as supplemented, is hereby further amended to update the information with respect to and to include the following entities as selling security holders in the prospectus and to list their respective amounts of 1 1/2% convertible senior notes due 2008:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock That May Be Sold	Percentage of Common Stock Outstanding
JMG Capital Partners, LP(7)	$3,250,000.00	1.86%	428,703	*
JMG Triton Offshore Fund, Ltd.(8)	$3,250,000.00	1.86%	428,703	*
TQA Master Plus Fund Ltd.	$2,377,858.00	1.36%	313,660	*
Zazove Convertible Arbitrage Fund, L.P.	$1,000,000.00	*	131,909	*
Zazove Hedged Convertible Fund, L.P.	$1,000,000.00	*	131,909	*

(7)
JMG Capital Partners, L.P. ("JMG Partners") is a California limited partnership. Its general partner is JMG Capital Management, LLC ("Manager"), a Delaware Limited liability company and an investment adviser registered with the Securities and Exchange Commission. The Manager has voting and dispositive power over JMG Partners' investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., ("JMG Capital") a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings.

(8)
JMG Triton Offshore Fund, Ltd. (the "Fund") is an international business company under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the "Manager"). The Manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund's investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware company ("Pacific") and Asset Alliance Holding Corp., a Delaware Company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.